Exhibit 10.13

AIRSPAN NETWORKS HOLDINGS INC.
2021 Stock Incentive Plan

Stock Option Agreement

A. The Board has adopted the Plan for the purpose of retaining the services of selected employees, officers, non-employee directors, consultants, independent contractors, and advisors of the Company or any Affiliate, who provide Services to the Company (or any Affiliate).

B. Optionee is to render valuable services to the Company (or an Affiliate), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Company’s grant of an option to Optionee.

C. All capitalized terms in this Agreement shall have the meaning assigned to them in the Airspan Networks Holdings Inc. 2021 Stock Incentive Plan (attached hereto as Exhibit I, the “Plan”), except where otherwise defined in Section 7. This Agreement shall be subject to the terms of the Plan, including but not limited to, Sections 4(c) and 7(b) of the Plan.

Now, Therefore, it is hereby agreed as follows:

1. Grant of Option. The Company hereby grants to __________________________________ (“Optionee”), as of the Grant Date, an option to purchase no more than the number of Option Shares specified below. The Option Shares shall be purchasable from time to time during the option term and at the Exercise Price specified below.

Grant Date:

Vesting Commencement Date:

Exercise Price: $_________________________ per share

Number of Option Shares: _________________

Expiration Date: 10 years from date of grant

Type of Option: Non-Qualified Stock Option

Vesting Schedule: Subject to the terms set forth herein, the Option Shares purchasable hereunder shall vest and become exercisable as follows: Unless otherwise accelerated upon a Change in Control as provided for below, upon the one (1) year anniversary of [date of grant] the Option shall become exercisable to purchase (“vest with respect to”) 25% of the total number of Option Shares, and, after the first such anniversary date shall vest each month (as of the monthly anniversary of that date) for the next 36 months with respect to an additional 1/48 of the total number of Option Shares (rounded to the nearest whole share), such that 100% of the Option Shares will vest in four (4) years, provided that in no event shall any of the Option Shares vest following the date Participant’s Service ceases.

In the event of a Change in Control, if Optionee is employed by the Company or any Affiliate of the Company immediately before such Change in Control, and if the Company or any successor, assign, or purchaser thereof does not either (A) continue Optionee’s Option (as adjusted, if necessary, to retain its pre-Change in Control economic value and aggregate “spread” between the Option Shares’ fair market value and exercise price) or (B) grant Optionee a new Option of at least equivalent economic value, aggregate “spread,” and other terms and conditions as Optionee’s pre-Change in Control Option, then Optionee will automatically vest in an additional 50% of any remaining unvested Options that Optionee may hold, and, notwithstanding anything herein to the contrary, Optionee may exercise all such vested Options (together with any other previously or subsequently vested Options) until the later of (i) the date specified in Section 5 below or (ii) one year from such Change in Control, but in no event longer than ten years from the original date of grant. This Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

2. Option Term. This option shall expire on the Expiration Date, unless sooner terminated in accordance with this Agreement.

3. Limited Transferability.

(a) Except as otherwise provided in this Section 3, this option shall be neither transferable nor assignable by Optionee other than by will or the laws of descent and distribution following Optionee’s death and may be exercised, during Optionee’s lifetime, only by Optionee.

(b) If this option is designated a Non-Qualified Stock Option in Section 1, then this option may be assigned in whole or in part during Optionee’s lifetime to one or more of Optionee’s family members (as defined in Form S-8 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended) through a gift or a domestic relations order, or as otherwise permitted by Form S-8 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. The terms applicable to the assigned portion shall be the same as those in effect for this option immediately prior to such assignment.

4. Dates of Exercise. This option shall become exercisable for the Option Shares as specified in Section 1. If the option is exercisable in installments, then as the option becomes exercisable for such installments, those installments shall accumulate, and the option shall remain exercisable for the accumulated installments until the Expiration Date or sooner termination of the option pursuant to this Agreement.

5. Cessation of Service or Commission of Misconduct or Detrimental Activity.

(a) Should Optionee’s Service cease for any reason other than death, Disability or Misconduct, then this option shall remain exercisable until the earlier of (i) the Close of Business on the three month anniversary of the date Optionee’s Service ceased or (ii) the Expiration Date, unless otherwise provided below.

(b) For Incentive Stock Options, should Optionee’s Service cease due to death or Disability, then this option shall remain exercisable until the earlier of (i) the Close of Business on the one year anniversary of the date Optionee’s Service ceased or (ii) the Expiration Date.

(c) For Non-Qualified Stock Options, should Optionee’s Service cease due to Disability, then this option shall remain exercisable until the earlier of (i) the Close of Business on the one year anniversary of the date Optionee’s Service ceased or (ii) the Expiration Date. Should Optionee’s Service cease due to death, or if death shall have occurred following a Termination of Employment and while this option is still exercisable, then this option may, at the sole discretion of the Committee, remain exercisable until the earlier of (i) a period determined by the Committee that may exceed one year or (ii) the Expiration Date.

(d) Following Optionee’s cessation of Service, no additional Option Shares shall vest, except as otherwise specifically provided by the Committee in its sole discretion pursuant to a written agreement with Optionee. Upon the expiration of such limited exercise period or (if earlier) upon the Expiration Date, this option shall terminate and cease to be outstanding for any Option Shares for which the option has not been exercised.

(e) Should Optionee engage in Misconduct or commit a Detrimental Activity, as determined by the Committee, then this option shall terminate immediately with respect to all Option Shares.

6. Other Transactions. Should any change be made to the Shares by reason of any stock split, reverse stock split, stock dividend, recapitalization or other transaction described in Section 4(c) of the Plan, appropriate adjustments shall be made in accordance with Section 4(c) to (a) the number and/or class of securities subject to this option and (b) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

7. Definitions. The following definitions shall be in effect under the Agreement:

(a) Agreement shall mean this Stock Option Agreement.

(b) Change in Control shall mean any consolidation or merger of the Company with or into another corporation or entity (after which the pre-existing stockholders of the Company do not own a majority of the outstanding shares of the surviving entity), an acquisition or sale of substantially all of the assets of the Company or a sale of stock in a single transaction (or several related transactions) to one person (or a group acting together) who, as a result of such transaction, shall own more than 50% voting control of the Company, or any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

(c) Close of Business shall mean the time considered to be the close of business at the Company’s headquarters.

(d) Detrimental Activity shall mean, during the term of an Optionee’s service with the Company or an Affiliate and for such period as the Optionee’s Option remains exercisable following the Optionee’s cessation of Service with the Company and all Affiliates, (i) the rendering of services for, or direct or indirect ownership of, any organization or business engaging directly or indirectly in any business which is or becomes competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company (and for purposes of this clause (i), “ownership” shall not include ownership of less than one percent (1%) of the combined voting power of all issued and outstanding voting securities of a publicly held corporation whose stock is traded on a major stock exchange); (ii) any attempt to directly or indirectly solicit or induce any employee of the Company (or any person who was an employee or consultant to the Company during the six-month period preceding such solicitation or inducement) to be employed or perform services elsewhere; or (iii) any attempt directly or indirectly to solicit the trade or business of any current customer of the Company for similar products or services as provided by the Company to such customer (or entity that was a customer during the six-month period preceding such solicitation).

(e) Disability shall mean the inability of Optionee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that is expected to result in death or has lasted or can be expected to last for a continuous period of twelve months or more.

(f) Exercise Date shall mean the date on which the option shall have been exercised in accordance with this Agreement.

(g) Exercise Price shall mean the exercise price payable per Option Share as specified in Section 1.

(h) Expiration Date shall mean the Close of Business on the date on which the option expires as specified in Section 1.

(i) Grant Date shall mean the date of grant of the option as specified in Section 1.

(j) Misconduct shall mean (i) the commission of any act of moral turpitude, fraud, embezzlement or dishonesty by the Optionee, (ii) any unauthorized use or disclosure by the Optionee of confidential information or trade secrets of the Company (or any Affiliate), (iii) the intentional and continued failure by the Optionee substantially to perform his or her duties and obligations (other than any such failure resulting from his or her incapacity due to physical or mental illness), (iv) any other intentional misconduct by the Optionee adversely affecting the business or affairs of the Company (or any Affiliate) in a material manner, whether monetarily or otherwise, or (v) any material breach of the Agreement or any other agreement between the Optionee and the Company. The foregoing definition shall not in any way preclude or restrict the right of the Company (or any Affiliate) to discharge or dismiss the Optionee from the Company or an Affiliate for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the Plan or the Agreement, to constitute Misconduct.

(k) Option Shares shall mean the Shares subject to the option.

(l) Optionee shall mean the person to whom the option is granted as specified in Section 1.

(m) Service shall mean Optionee’s performance of services for the Company (or any Affiliate) in the capacity of an employee, a member of the Board, a consultant, independent contractor or an advisor.

(n) Vesting Schedule shall mean the vesting schedule specified in Section 1.

8. Stockholder Rights. The holder of this option shall not have any stockholder rights with respect to the Option Shares until such person shall have exercised the option, paid the Exercise Price and become the holder of record of the purchased Option Shares.

9. Manner of Exercising Option.

(a) In order to exercise this option with respect to all or any part of the Option Shares for which this option is at the time exercisable, Optionee (or any other person or persons permitted to exercise the option) must take the following actions:

(i) Pay the aggregate Exercise Price for the purchased shares in one or more of the following forms:

(A) cash or check made payable to the Company;

(B) to the extent permitted by Company policy and subject to applicable securities law, a broker-assisted sale of Option Shares sufficient to cover the Exercise Price (a “sell-to-cover exercise”);

(C) to the extent permitted by Company policy and subject to applicable securities law, in Shares (1) held by Optionee (or any other person or persons permitted to exercise the option) for the requisite period necessary to avoid a charge to the Company’s earnings for financial reporting purposes and (2) valued at Fair Market Value on the Exercise Date (a “cashless stock-for-stock exercise”); or

(D) to the extent authorized by the Committee, in Option Shares withheld by the Company equivalent in value to the Exercise Price (a “cashless net exercise”).

(ii) Furnish to the Company appropriate documentation that the person or persons exercising the option (if other than Optionee) have the right to exercise this option;

(iii) Execute and deliver to the Company such written representations as may be requested by the Company in order for it to comply with the requirements of applicable securities laws; and

(iv) Pay, on behalf of the Company and the Optionee, any and all applicable income tax, social security payments, and other such taxes, assessed by any and all tax jurisdictions to which Optionee may be subject, arising on the exercise of the Options to the extent permitted by law, particularly, without limiting the foregoing, if subject to taxes in the United Kingdom, both primary (employee’s) and secondary (employer’s) Class 1 National Insurance Contributions.

(b) In no event may this option be exercised for any fractional shares.

10. Compliance with Laws and Regulations.

(a) The exercise of this option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Company and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any applicable stock exchange or quotation system on which the Shares may be traded or listed for trading at the time of such exercise and issuance.

(b) The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any Shares pursuant to this option shall relieve the Company of any liability with respect to the non-issuance or sale of the Shares as to which such approval shall not have been obtained.

11. Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Optionee, Optionee’s permitted assigns, the legal representatives, heirs and legatees of Optionee’s estate, whether or not any such person shall have become a party to this Agreement or has agreed in writing to join herein and be bound by the terms hereof.

12. Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be addressed to Optionee at the address indicated below Optionee’s signature line on this Agreement or at such other address as Optionee may designate by ten days advance written notice to the Company. Any notice required to be given under this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

13. Entire Agreement. The Plan is hereby incorporated by reference. This Agreement (and any addendum hereto) and the Plan constitute the entire agreement between the parties hereto with regard to the subject matter hereof. To the extent there is a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall prevail. All decisions of the Committee with respect to any question or issue arising under the Plan or this Agreement shall be binding on all persons having an interest in this option.

14. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without giving effect to that State’s choice-of-law or conflict-of-law rules.

15. Additional Terms Applicable to an Incentive Stock Option. In the event this option is designated an Incentive Stock Option in Section 1, the following terms and conditions shall also apply to the grant:

(a) This option shall cease to qualify for favorable tax treatment as an Incentive Stock Option if (and to the extent) this option is exercised for one or more Option Shares: (i) more than three months after the date Optionee ceases to be an employee for any reason other than death or Disability or (ii) more than twelve months after the date Optionee ceases to be an employee by reason of Disability.

(b) This option shall not become exercisable in the calendar year in which granted if (and to the extent) the aggregate Fair Market Value (determined at the Grant Date) of the Shares for which this option would otherwise first become exercisable in such calendar year would, when added to the aggregate value (determined as of the respective date or dates of grant) of the Shares and any other securities for which one or more other Incentive Stock Options granted to Optionee prior to the Grant Date (whether under the Plan or any other option plan of the Company or any Affiliate) first become exercisable during the same calendar year, exceed $100,000 in the aggregate. To the extent the exercisability of this option is deferred by reason of the foregoing limitation, the deferred portion shall become exercisable in the first calendar year or years thereafter in which the $100,000 limitation of this Section would not be contravened, but such deferral shall in all events end immediately prior to the effective date of a corporate transaction in which this option is not to be assumed or otherwise continued in effect, whereupon the option shall become immediately exercisable as a Non-Qualified Stock Option for the deferred portion of the Option Shares.

(c) Should Optionee hold, in addition to this option, one or more other options to purchase Shares which become exercisable for the first time in the same calendar year as this option, then the foregoing limitations on the exercisability of such options as Incentive Stock Options shall be applied to the option granted second.

(d) Optionee shall promptly notify the Company if Optionee sells or transfers the Option Shares prior to the second anniversary of the Grant Date and the first anniversary of the Exercise Date.

(e) If Optionee is a 10% Stockholder, then the Expiration Date of this option shall be not later than the fifth (5th) anniversary measured from the date the option is granted.

16. Consultation With Professional Tax and Investment Advisors. Optionee acknowledges that the grant, issuance, exercise, vesting or any payment with respect to any options granted or shares issued under the Plan, and the sale or other taxable disposition of the shares acquired pursuant to the Plan, may have tax consequences pursuant to the Code or under local, state or international tax laws. Optionee further acknowledges that he or she is relying solely and exclusively on his or her own professional tax and investment advisors with respect to any and all such matters (and is not relying, in any manner, on the Company or any of its employees, agents or representatives). Finally, Optionee understands and agrees that any and all tax consequences resulting from the options granted or shares issued under the Plan and their grant, issuance, exercise, vesting or any payment with respect thereto, and the sale or other taxable disposition of the shares acquired pursuant to the Plan, is solely and exclusively the responsibility of Optionee without any expectation or understanding that the Company or any of its employees, agents or representatives will pay or reimburse Optionee for such taxes or other items.

Remainder of Page Left Blank Intentionally

Dated: __________________, 20___

AIRSPAN NETWORKS holdings INC.:

By:
Eric Stonestrom
Its:	Chief Executive Officer
Optionee:

Signature:

Printed Name:

Address:

Exhibit I to Stock Option Agreement

2021 Stock Incentive Plan